Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2012, with respect to the consolidated financial statements and schedule included in the Annual Report of Fortress International Group, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Fortress International Group, Inc. on Forms S-8 (File No. 333-142906, effective May 14, 2007 and File No. 333-167688, effective June 22, 2010), and Forms S-3 (File No. 333-123504, and File No. 333-154174, effective October 10, 2008).

/s/ Grant Thornton LLP
Baltimore, Maryland
March 30, 2012